Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Eyenovia, Inc. on Form S-3 (File No. 333-229365) and Form S-8 (File No. 333-227049), of our report dated March 27, 2019, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

March 27, 2019